As filed with the Securities and Exchange Commission on February 14, 2024
 Registration No. 333-266010

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPRINGBIG HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7371	88-2789488
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

621 NW 53rd Street
Suite 500
Boca Raton, Florida 33487
(800) 772-9172
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Jeffrey Harris
Chief Executive Officer
621 NW 53rd Street
Suite 500
Boca Raton, Florida 33487
(800) 772-9172
(Address, Including Zip Code, and Telephone Number, Including Area Code, of agent for service)
Copy to:
William E. Doran
Aslam A. Rawoof
Benesch, Friedlander, Coplan & Aronoff LLP
71 South Wacker Drive, Suite 1600
Chicago, Illinois 60606
Telephone: (312) 212-4949

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, anon-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

TERMINATION OF REGISTRATION STATEMENT AND DEREGISTRATION OF SECURITIES

SpringBig Holdings, Inc. (the “Company”) filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (File No. 333-266010) on July 1, 2022, which was declared effective on August 11, 2022, as amended by Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, which was declared effective on May 22, 2023 (as supplemented and amended, the “Registration Statement”).

The Registration Statement was filed to register the offer and sale of up to 4,510,940 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), by L1 Capital Global Opportunities Master Fund (the “Holder”). The shares of Common Stock offered by the Selling Stockholder had been or were to be issued pursuant to (i) the Securities Purchase Agreement dated as of April 29, 2022, between the Company and the Holder, as amended, supplemented or otherwise modified (the “Purchase Agreement”), (ii) the Senior Secured Original Issue Discount Convertible Promissory Note, dated as of June 14, 2022, as amended, supplemented or otherwise modified (the “Note”) and (iii) the Common Stock Purchase Warrant, dated as of June 14, 2022, as amended, supplemented or otherwise modified (together with the Purchase Agreement and the Note, the “Transaction Documents”). Effective January 23, 2024, the Company terminated the Transaction Documents pursuant to the Debt Settlement Agreement, dated as of January 16, 2024, by and among the Company, SpringBig, Inc. and the Holder.

The Company has no further obligation to maintain the effectiveness of the Registration Statement. Pursuant to the Company’s undertaking as required by Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 2 is being filed to terminate the effectiveness of the Registration Statement and to deregister, as of the effective date of this Post-Effective Amendment No. 2, all the shares of Common Stock that remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February 14, 2024.

SPRINGBIG HOLDINGS, INC.

By:	/s/ Jeffrey Harris
	Name:	Jeffrey Harris
	Title:	Chief Executive Officer and Chairman of the Board of Directors

****

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jeffrey Harris	Chief Executive Officer and Director (principal executive officer)	February 14, 2024
Jeffrey Harris

/s/ Paul Sykes	Chief Financial Officer (principal financial officer and principal accounting officer)	February 14, 2024
Paul Sykes

/s/ Shawn Dym	Director	February 14, 2024
Shawn Dym

/s/ Matt Sacks	Director	February 14, 2024
Matt Sacks

/s/ Sergey Sherman	Director	February 14, 2024
Sergey Sherman